                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant |X| Filed by a Party other than the Registrant |_| Check the appropriate box:
|_| Preliminary Proxy Statement
|_| CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
    RULE 14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to ss.240.14a-12


                           JAVO BEVERAGE COMPANY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box): |X| No fee required.
|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------------
     (2)   Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------------
     (4)   Proposed maximum aggregate value of transaction:

           ---------------------------------------------------------------------
     (5)   Total fee paid:

           ---------------------------------------------------------------------
|_| Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)   Amount Previously Paid:

           ---------------------------------------------------------------------
     (2)   Form, Schedule or Registration Statement No.:

           ---------------------------------------------------------------------
     (3)   Filing Party:

           ---------------------------------------------------------------------
     (4)   Date Filed:

           ---------------------------------------------------------------------

                           JAVO BEVERAGE COMPANY, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON MONDAY, OCTOBER 23, 2006

     As a stockholder of Javo Beverage Company, Inc. (the "COMPANY"), you are hereby given notice of and invited to attend in person or by proxy an Annual Meeting of Stockholders of the Company and any adjournments thereof (the "ANNUAL MEETING") to be held at the Company's headquarters at 1311 Specialty Drive, Vista, California 92081 on Monday, October 23, 2006, at 6:00 p.m., local time, subject to adjournments, for the purpose of considering the following proposals:

         1. To elect nine (9) directors to serve until the 2007 annual meeting and until their respective successors are elected;

          2. To adopt an amendment of Article 4, Section 1 of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from one hundred fifty million (150,000,000) to three hundred million (300,000,000); and

          3. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on Thursday, October 12, 2006, as the record date (the "RECORD DATE') for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The transfer books of the Company will not be closed.

     PLEASE EXPRESS YOURSELF BY VOTING AS SOON AS POSSIBLE FOR OR AGAINST THE PROPOSAL IN THE MANNER DESCRIBED ON THE ENCLOSED PROXY.



                                              By Order of the Board of Directors

                                              /s/ CODY C. ASHWELL
                                              ----------------------------------
                                              CODY C. ASHWELL,
                                              Chairman


Vista, California
September 22, 2006

                  YOUR VOTE IS IMPORTANT - PLEASE VOTE PROMPTLY

                        RECORD HOLDERS MAY VOTE BY PROXY
               IN ANY MANNER DESCRIBED ON THE ENCLOSED PROXY CARD.

            HOLDERS IN STREET NAME MUST PROMPTLY DELIVER INSTRUCTIONS --AS DESCRIBED ON THE INTERMEDIARY'S ENCLOSED MATERIALS--
         ON HOW THE FINANCIAL INTERMEDIARY SHOULD VOTE ON THE PROPOSAL.

                           JAVO BEVERAGE COMPANY, INC.
                              1311 SPECIALTY DRIVE
                             VISTA, CALIFORNIA 92081

                              --------------------

                                 PROXY STATEMENT

                              --------------------


                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 23, 2006

TO OUR STOCKHOLDERS:

     This Proxy Statement is furnished to stockholders of Javo Beverage Company, Inc. (the "COMPANY") for use at an Annual Meeting of Stockholders to be held at the Company's headquarters at 1311 Specialty Drive, Vista, California 92081, on Monday, October 23, 2006, at 6:00 p.m., local time, or at any adjournments thereof (the "ANNUAL MEETING"). The enclosed proxy is being solicited by the Board of Directors of the Company (the "BOARD") and is subject to revocation at any time prior to the voting of the proxy. Unless a different choice is indicated, all duly executed and dated proxies received by the Company will be voted in accordance with the instructions set forth on the proxy card. The record of stockholders entitled to vote at the Annual Meeting shall be taken at the close of business on October 12, 2006 (the "RECORD DATE"). This Proxy Statement and the enclosed proxy card shall be first sent or given to such stockholders on or about October 13, 2006.

VOTING PROCEDURES AND REVOCABILITY OF PROXIES

     The accompanying proxy card is designed to permit each stockholder of record at the close of business on the Record Date to vote with respect to the proposal to elect nine (9) directors; the proposal to approve the amendment of the Company's Certificate of Incorporation to increase the number of shares of authorized Common Stock, par value $0.001 per share ("COMMON STOCK") from 150,000,000 to 300,000,000; and on any other proposal properly brought before the Annual Meeting. The proxy card provides space for a stockholder to (a) vote for or against the nominees for the directors, and (b) vote for or against the proposal to approve the amendment of the Company's Certificate of Incorporation. The election of directors will be decided by a plurality of the votes cast at the Annual Meeting by the holders of the Common Stock. The proposal to approve the amendment of the Company's Certificate of Incorporation will be decided by a majority of the votes of all the shares of Common Stock outstanding as of the Record Date.

     We do not anticipate any other matters arising at the Annual Meeting. For any other matters that could conceivably arise, the affirmative vote of at least a majority of the votes present or represented by proxy and entitled to be cast at the Annual Meeting by holders of the Common Stock would be required to take any stockholder action.

     The presence at the Annual Meeting, in person or by proxy, of the record holders of a majority of the votes entitled to be cast by all record holders of the Common Stock on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting. The total issued and outstanding shares of Common Stock as of August 15, 2006, consisted of 149,504,927 shares.

     If a quorum is not present, in person or by proxy, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Shares as to which authority to vote has been withheld with respect to any matter brought to a vote before the stockholders will not be counted as being in favor of adjournment.

     Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. With respect to all matters, an abstention will have the same effect as a vote against any specified proposal. Stockholders are urged to sign the accompanying proxy card and return it promptly.

     When a signed proxy card is returned with choices specified with respect to voting matters, the shares represented will be voted by the proxies designated on the proxy card in accordance with the stockholder's instructions. The proxies for the stockholders are Cody C. Ashwell and Richard A. Gartrell. A stockholder wishing to name another person as his or her proxy may do so by crossing out the names of the designated proxies and inserting the name of such other person to act as his or her proxy. In that case, it will be necessary for the stockholder to sign the proxy card and deliver it to the person named as his or her proxy and for the person so named to be present and vote at the Annual Meeting. Proxy cards so modified should not be mailed to the Company.

     If a signed proxy card is returned and the stockholder has made no specifications with respect to voting matters, the shares will be voted (a) for the election of the nominees for directors, (b) for the amendment of the Company's Certificate of Incorporation, and (c) at the discretion of the proxies, on any other matter that may properly come before the Annual Meeting or any adjournment of the Annual Meeting. When a stockholder returns a signed and dated proxy card, the stockholder gives the proxies the discretionary authority to vote on the stockholder's behalf on any other matter that is properly brought before the Annual Meeting. Valid proxies will be voted at the Annual Meeting and at any adjournment of the Annual Meeting in the manner specified.

     Any stockholder of record giving a proxy has the unconditional right to revoke it at any time before it is voted by certain acts inconsistent with that proxy, including notifying the Secretary of the Company in writing, executing a subsequent proxy or personally appearing at the Annual Meeting and casting a contrary vote. However, no revocation will be effective unless notice of such revocation has been received by the Company at or prior to the Annual Meeting.

     Stockholder proposals may be submitted for inclusion in the Company's proxy statement for next year's annual meeting provided that the written proposal is received by the Company no later than December 31, 2006. These proposals also will need to comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Similarly, in order for a stockholder proposal to be raised from the floor during next year's annual meeting, written notice must be received by the Company no later than December 31, 2006. The Company currently anticipates holding its next annual stockholder meeting in May of 2007.


ANNUAL REPORT

     A copy of the Company's 2005 Annual Report, including financial statements, is being mailed with this Proxy Statement to stockholders of record on the Record Date and is hereby incorporated herein by reference.

THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON AND BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB. REQUESTS SHOULD BE DIRECTED TO THE ATTENTION OF WILLIAM MARSHALL, JAVO BEVERAGE COMPANY, INC., 1311 SPECIALTY DRIVE, VISTA, CALIFORNIA 92081.

MATTERS TO BE BROUGHT BEFORE THE MEETING

                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

     Nine (9) directors, Cody C. Ashwell, William C. Baker, Ronald S. Beard, Jerry W. Carlton, Terry C. Hackett, James R. Knapp, Thomas J. Rielly, Stanley A. Solomon, & Richard B. Specter are nominated to be re-elected as directors at the Annual Meeting. If re-elected, the directors will hold office until the 2007 annual meeting of the stockholders or until their respective successors are duly elected and qualified. The election of the directors will be decided by a plurality of the votes entitled to be cast at the Annual Meeting by holders of Common Stock. The nominees have consented to serve if elected, but, if any of the nominees becomes unable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee. Management has no reason to believe that the nominee will be unable to serve.

     The following persons currently serve as Directors of the Company and have been nominated for re-election at the Annual Meeting to continue to serve as Directors of the Company:


 NAME                            AGE       POSITION WITH COMPANY
 -----------------------------   -------   -------------------------------------
 Cody C. Ashwell                 35        Chairman and Chief Executive Officer
 William C. Baker                73        Director
 Ronald S. Beard                 67        Director
 Jerry W. Carlton                65        Director
 Terry C. Hackett                56        Director
 James R. Knapp                  70        Director
 Thomas J. Rielly                55        Director
 Stanley A. Solomon              66        Director
 Richard B. Specter              54        Director

BIOGRAPHICAL INFORMATION OF NOMINEES

     Cody C. Ashwell is the Chairman and Chief Executive Officer of Javo Beverage Company. Mr. Ashwell has served as the Company's CEO and Chairman since September 4, 2001, acted as a consultant to the Company prior to that, and has held a major stake in the Company since 1999. Prior to joining Javo, Mr. Ashwell was managing partner of Ashwell, Marshall & Associates, a financial services and consulting firm specializing in financial and management solutions. Prior to this, he was the founder and principal of a successful financial and insurance services firm, which was later sold to the Allstate Insurance Corporation.

     William C. Baker has been a director of the Company since January, 2004. Mr. Baker also serves as a director of Public Storage, Inc. and California Pizza Kitchen, Inc. Previously, Mr. Baker served as a Director of Callaway Golf Company and of La Quinta Corporation (f/k/a The Meditrust Companies), President and Chief Executive Officer of the Los Angeles Turf Club, Inc., a subsidiary of Magna International, Inc., Chairman and Chief Executive Officer of The Santa Anita Companies, Inc., Chairman of Santa Anita Realty Enterprises, Inc. and Chairman, President and Chief Executive Officer of Santa Anita Operating Company. Mr. Baker also served as President and Chief Operating Officer of Red Robin International, Inc. (a restaurant chain) from May 1993 to May 1995, and Chairman and Chief Executive Officer of Carolina Restaurant Enterprises, Inc. from August 1992 to December 1995. He was the principal shareholder and Chief Executive Officer of Del Taco, Inc. from 1977 until it was sold in 1988. Mr. Baker received his law degree in 1957 from the University of Texas.

     Ronald S. Beard has been a director of the Company since January, 2004. Mr. Beard has also served as a Director of Callaway Golf Company since June 2001 acting as Chair of their Audit Committee and as lead independent director. Mr. Beard is currently a partner in the Zeughauser Group, consultants to the legal industry. Mr. Beard is a retired former partner of the law firm of Gibson, Dunn & Crutcher LLP. He joined the firm in 1964, served as Chairman of the firm from April 1991 until December 2001, and was also its Managing Partner from April 1991 until mid-1997. Mr. Beard served as Callaway Golf Company's general outside counsel from 1998 until he joined its Board of Directors. He received his law degree in 1964 from Yale Law School.

     Jerry W. Carlton has been a director of the Company since January, 2004. Mr. Carlton is an attorney specializing in tax and general business law and has been a partner in O'Melveny & Myers LLP for 30 years. As Managing Partner of the firm's Orange County office for 15 years, Mr. Carlton handled hospital acquisitions and divestitures and was responsible for all legal aspects of a large managed care entity. Mr. Carlton has served as a director of numerous public and privately-held companies and on the boards of several charitable organizations, including: Phoenix House, Prentice Day School, Willametta K. Day Foundation, Arlington Investment Company, Vicente Management Company and the Foley Timber Company, Oakmont Corporation and Fibres International. Mr. Carlton earned his law degree from the University of Texas in 1967.

     Terry C. Hackett has been a director of the Company since January, 2004. Mr. Hackett has specialized in business and real estate transactions during his legal career. Currently he is the President of Hackett Management Corporation, a real estate management company, which manages the real estate assets, primarily retail properties, in which he is a partner. For fifteen years Mr. Hackett sat on the Board of Directors of Knott's Berry Farm Foods, which manufactured preserves, salad dressings, and other products for distribution throughout the United States. The company was sold to ConAgra in 1995. Mr. Hackett also sat on the Board of the parent company, Knott's Berry Farm, which was involved in the theme park, retail and food service business. Subsequently, he was the representative for the Knott family on the Board of Cedar Fair LP, which acquired Knott's and has theme parks, retail sales and food service and 12 locations throughout the U.S. Mr. Hackett has a degree in Business Finance from the University of Southern California School of Business and Juris Doctorate from the University of Southern California University School of Law.

     James R. Knapp has been a director of the Company since January, 2004. Mr. Knapp has served as the Chairman of The Brookhollow Group, a Real estate investment and industrial and commercial development firm since 1980. Mr. Knapp currently serves as a director of Ameritas Life Insurance Corporation (formerly Bankers Life Nebraska) and Ameritas Acacia Mutual Holding Company. From 1975 to 1980, Mr. Knapp served as Executive Vice President and Director of Pacific Enterprises (Formerly Pacific Lighting Corporation), the largest gas distribution company in the United States, where he was in charge of the financial and legal affairs of the company (corporate finance, gas supply finance, law, accounting and administration) as well as non-utility operations (real estate development, agriculture and equipment leasing). From 1971 to 1975, Mr. Knapp was Group Vice President of Pacific Enterprises in charge of non-utility operations. From 1969 to 1971 he was President and Co-Founder Dunn Properties Corporation, a developer of industrial properties in California, Texas, Georgia and Colorado. From 1961 to 1969, he was a partner in the law firm of Kalmbach, DeMarco, Knapp & Chillingworth. Prior to that he was a partner and associate in the law firm of Kindel and Anderson. Mr. Knapp received a degree in Economics from Stanford University and a Juris Doctorate from Hastings College of the Law.

     Thomas J. Rielly has been a director of the Company since January, 2004. Mr. Rielly is the founder of Rielly Homes, a California based homebuilding company that has built over 3,000 residences and commercial buildings throughout Southern California. As president of Rielly Homes, Mr. Rielly is directly involved in all aspects of real estate development including land acquisition, financing, lender-joint venture relationships, project design, construction, leasing and sales of properties. Prior to founding Rielly Homes, Thomas Rielly served for eight years as Executive Vice President and Chief Operating Officer of BCE Development, Inc.'s United States Operations where he managed a staff of 370 and assets exceeding $2.5 billion.

     Stanley A. Solomon has been a director of the Company since January, 2004. Mr. Solomon is a Certified Public Accountant currently operating a professional practice specializing in providing tax consulting services. Previously, Mr. Solomon was a partner in the national accounting firm of Keeneth Leventhal & Company. Mr. Solomon has served as an outside director of two publicly traded corporations. He earned a B.S. degree in accounting from Hunter College and a J.D. degree from Brooklyn Law School.

     Richard B. Specter has been a director of the Company since January, 2004. Mr. Specter is a partner in the Southern California law firm of Corbett & Steelman. Mr. Specter has served as a litigator for more than 25 years with extensive experience in both Federal and State courts. He has acted as lead counsel in major litigation involving franchise disputes, distribution rights, unfair competition and trademark issues. He has also been involved in antitrust matters affecting the petroleum, sports and newspaper industries, Federal and State securities claims, and commercial transactions. Mr. Specter's trial experience includes the areas of products liability, business disputes, real estate matters, employment disputes; professional malpractice and banking litigation, and antitrust litigation. He received his B.A. from Washington University and his J.D. from George Washington University. Mr. Specter is a member of the Orange County Bar Association, American Bar Association, Pennsylvania Bar Association, Illinois State Bar Association, and Missouri Bar Association.


             THE BOARD OF DIRECTORS URGES STOCKHOLDERS TO VOTE "FOR"
               EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT
      UNLESS MARKED TO THE CONTRARY, PROXIES WILL BE VOTED FOR EACH OF THE
                     NOMINEES NAMED IN THIS PROXY STATEMENT

                             PROPOSAL 2: TO APPROVE
           AN AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION


     The Company's Certificate of Incorporation currently authorizes the issuance of 150,000,000 shares of Common Stock, par value $.001 per share ("COMMON STOCK"), and 10,000,000 shares of Preferred Stock, par value $.001 per share ("PREFERRED STOCK"). The Board of Directors has approved, and has recommended to the Company's stockholders, an amendment of the Company's Certificate of Incorporation that would increase the number of authorized shares of Common Stock from 150,000,000 to 300,000,000 (the "AMENDMENT"). The Amendment would not affect the number of authorized shares of Preferred Stock, which will remain at 10,000,000.

     The Amendment would amend and restate Article 4, Section 1 of the Certificate of Incorporation to read in its entirety as follows:

     "SECTION 1. AUTHORIZED SHARES. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is three hundred ten million (310,000,000) shares which shall be divided into two classes as follows:

         "a) three hundred million (300,000,000) shares of Common Stock, with a par value of $0.001 per share (the "Common Stock"), and

         "b) ten million (10,000,000) shares of Preferred Stock, with a par value of $0.001 per share (the "Preferred Stock")."

     The Amendment may be made by filing with the Secretary of State of the State of Delaware, a Certificate of Amendment or an Amended and Restated Certificate of Incorporation, making only the foregoing change to Article 4,
Section 1 and no other substantive changes.

     The following schedule indicates the number of shares of Common Stock outstanding as of August 15, 2006 and issuable under outstanding options, warrants and convertible securities.

                  ANALYSIS OF AVAILABLE AUTHORIZED COMMON STOCK



                                                                As of August 15,
                                                                      2006
                                                               -----------------
Number of authorized common shares:                                150,000,000
Less common shares outstanding:                                    149,504,927
Less potential issuable common shares:
Warrants                                                               384,030
Debt conversion rights                                                       0
Stock options                                                                0
Stock purchase agreement rights                                              0
Preferred Stock conversion rights                                            0
                                                                  -------------
                                                                             0
Available common shares unissued:                                      111,034
                                                                  =============

REASONS TO VOTE FOR THE INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors believes that the authorization of additional shares of Common Stock is necessary in order to accommodate the Company's plans for anticipated growth and to pursue new business. The increased share authorization could provide the Company with the ability to raise capital funds that may be necessary or helpful in further developing its core business, to fund potential acquisitions, to finance working capital requirements, to repay existing indebtedness, to have shares available for use in connection with compensation, and to pursue other general corporate purposes that may be identified by the Board of Directors.

     The Board of Directors will determine whether, when and on what terms the issuance of shares of Common Stock may be warranted in connection with any future actions. The Board of Directors serves the Company and all the stockholders, and it is in the Company's and its stockholders' interests not to dilute the stockholders except if the Company and the stockholders likely could benefit from the financing by an amount that is much more than the amount of funds raised. Nonetheless, there is no guarantee that financing will be available on terms that are favorable. The Board of Directors needs to have the freedom to be able to issue shares so that the Company can exploit the opportunities available to the Company without the delay that would have been occasioned by a need for the stockholders to vote on the issuance.

     The Company continues to actively look for opportunities to obtain additional capital and financing on favorable terms that will support the attainment of the Company's business objectives and increase overall stockholder value. The Company may raise capital funds through the sale of unregistered shares of Common Stock, or unregistered shares of preferred stock, which may or may not be convertible into shares of Common Stock, or in any other manner approved by the Board of Directors. Any securities that the Company may offer privately will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

     If Proposal 2 is approved by the stockholders at the Annual Meeting, the additional shares being authorized would be available for potential issuance without additional stockholder approval and without an additional vote of our stockholders. The Board of Directors could approve, for example, acquisitions paid for with stock, equity compensation plans or arrangements, or private or public offerings. It is impracticable at this time to describe the transaction(s) in which the Common Stock or any preferred stock may potentially be issued because the Board of Directors has yet to consider the precise nature of the transaction(s) and the amount and nature of any stock issuances will depend on a variety factors existing at the time the Board of Directors approves any such issuance(s). Those factors include the Company's then existing financial situation, the availability of financing sources, the market support for such issuance(s), and the strategic rationale for the transaction(s).

POSSIBLE REASONS TO VOTE AGAINST THE INCREASE IN THE NUMBER OF THE AUTHORIZED SHARES OF COMMON STOCK

     All of the following factors are reasons that a stockholder might consider voting against the proposal.

DILUTION

     The terms of the additional shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock. However, because the holders of Common Stock have no preemptive rights to purchase or subscribe for any unissued stock of the Company, future issuances of additional shares of Common Stock or securities convertible into or exchangeable for Common Stock may reduce the then current stockholders' percentage ownership interests in the total outstanding shares of Common Stock, and have a dilutive effect generally on such matters as earnings per share and the voting power of then current stockholders. A sale of preferred stock or other securities that could be convertible into Common Stock or exchangeable for Common Stock also could dilute then current stockholders, and similarly a sale of warrants that are exercisable, typically at the holder's option, for Common Stock also can dilute then current stockholders at the time the warrants are issued. The Company may or may not raise any financing; any such financing may or may not benefit the Company; and our stockholders may be diluted by it.

POTENTIAL ANTI-TAKEOVER EFFECT

     An increase in the authorized shares of Common Stock could, under certain circumstances, have an anti-takeover effect (for example, by permitting easier dilution of the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction resulting in the acquisition of the Company by another company, either pursuant to the Company's Shareholder Rights Plan, as may be amended from time to time, or otherwise).

     Once approved by the stockholders at the Annual Meeting, no further action nor authorization by the Company's stockholders would be necessary prior to issuance of any of the additional shares of Common Stock authorized under the Amendment (except as may be required for a particular transaction or circumstance by the Company's Certificate of Incorporation, by applicable law or regulatory agencies or by the rules of any stock exchange on which the Company's Common Stock may then be listed). For instance, the Board of Directors might issue shares to one person or another in a takeover contest or might conceivably utilize the additional shares being authorized for the purpose of otherwise deterring a hypothetical future takeover effort.

     However, the proposed Amendment is not in response to any effort by any person or group to accumulate the Company's stock or to obtain control of the Company by any means. In addition, the proposal is not part of any plan by the Board of Directors to recommend or implement any anti-takeover measures.

            THE BOARD URGES STOCKHOLDERS TO VOTE "FOR" THIS PROPOSAL
        UNLESS MARKED TO THE CONTRARY, PROXIES WILL BE VOTED FOR APPROVAL
                                OF THIS PROPOSAL

                          DESCRIPTION OF CAPITAL STOCK

         The following description is only a summary of certain terms and provisions of the Company's capital stock. You should refer to our Certificate of Incorporation and Bylaws for the complete provisions thereof.

GENERAL

         The total number of shares of capital stock of all classes that the Company is authorized to issue is 160,000,000. Currently, the Company's Certificate of Incorporation authorizes the issuance of 150,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock, par value $0.001 per share. The Board of Directors has designated 150,000 shares of Preferred Stock as Series A Junior Participating Preferred Stock and 4,000,000 shares of Preferred Stock as Series B Preferred Stock. As of August 15, 2006, 149,504,927 shares of Common Stock and, as of August 31, 2006, 1,735,880 shares of the Series B Preferred Stock were issued and outstanding and no shares of Series A Junior Participating Preferred Stock were issued and outstanding. The Common Stock is currently quoted on the OTC Bulletin Board under the symbol "JAVO."

COMMON STOCK

         As of August 15, 2006, there were 149,504,927 shares of common stock issued and outstanding. Of such amount, 31,759,738 shares are beneficially owned by our directors and executive officers. The issued and outstanding shares of common stock have been duly authorized, validly issued, fully paid and non-assessable.

         DISTRIBUTIONS. Subject to the preferential rights of any shares of Preferred Stock to be outstanding or subsequently classified and to the provisions of our Certificate of Incorporation regarding restrictions on transfer and ownership of shares of Common Stock, a holder of our common stock will be entitled to receive distributions, if, as and when declared by our Board of Directors, out of our assets that we may legally use for distributions to stockholders and to share ratably in our assets that we may legally distribute to our stockholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities, subject to the preferential rights granted to holders of the Series B Preferred Stock or other series of Preferred Stock. We have never paid and currently do not pay dividends on our common stock, and we do not anticipate doing so.

         As a Delaware corporation, we may not declare and pay dividends on capital stock if the amount paid exceeds an amount equal to any surplus which represents the excess of any net assets over paid-in-capital or, as in our case if there is no surplus, any net profits for the current and/or immediately preceding fiscal year. Dividends cannot be paid from our net profits unless the paid-in-capital represented by the issued and outstanding stock having a preference upon the distribution of our assets at the market value is intact. Under applicable Delaware case law, dividends may not be paid on our Series B Preferred Stock or Common Stock if we become insolvent or the payment of the dividend will render us insolvent. In addition, to the extent we pay dividends on the Series B Preferred Stock and we are deemed to be insolvent or inadequately capitalized, a bankruptcy court could direct the return of any dividends.

         As a corporation with material contacts with California, we are also subject to the restrictions on distributions and redemptions of California law. Under California law, cash and property cannot be distributed on shares except from retained earnings or according to a formula that requires current assets remaining after the distribution to be at least 125% of current liabilities.

         RELATIONSHIP TO PREFERRED STOCK AND OTHER SHARES OF COMMON STOCK. The rights of the holders of shares of our Common Stock are subject to, and may be adversely affected by, the rights of holders of our Preferred Stock. Our Board of Directors may cause Preferred Stock to be issued to obtain additional capital, in connection with acquisitions, to our officers, directors and employees pursuant to benefit plans or otherwise and for other corporate purposes.

         Holders of our Common Stock have no preferences, conversion, sinking fund, redemption rights or preemptive rights to subscribe for any of our securities. Subject to the provisions of our Certificate of Incorporation regarding restrictions on ownership and transfer, all shares of Common Stock have equal distribution, liquidation, voting and other rights.

         VOTING RIGHTS. A holder of Common Stock will have one vote per share on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of shares of capital stock, the holders of Common Stock will possess the exclusive voting power.

         Upon request of any holder of Common Stock, there would be cumulative voting in the election of directors, which means that holders would have as many votes as there are director positions for each share, and the holder may for instance elect to cumulate all of these votes for a single nominee. Absent such request, there is no cumulative voting which means that the holders of a plurality of the outstanding shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining shares of Common Stock, if any, will not be able to elect any directors, except as otherwise provided for in any series of our Preferred Stock.

         TRANSFER AGENT. The registrar and transfer agent for shares of our Common Stock is Corporate Stock Transfer, Inc. of Denver, Colorado.

         SHAREHOLDER RIGHTS PLAN. Each share of Common Stock outstanding or issued in the future carries with it a Right pursuant to the Shareholder Rights Agreement between the Company and Corporate Stock Transfer, Inc. dated July 1, 2002. In some instances, these rights entitle the holder to purchase a fractional share of Series A Junior Participating Preferred Stock or Common Stock, each of which rank junior to the Series B Preferred Stock. See "Shareholders Rights Plan" below.

PREFERRED STOCK

         Pursuant to our Certificate of Incorporation, the Board of Directors has the authority to issue up to 10,000,000 shares of Preferred Stock in one or more series with such designations, rights, preferences and voting rights as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that adversely affect the voting power or other rights of the holders of our Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a way of discouraging, delaying or preventing an acquisition or change in control of us. The Board of Directors has designated 150,000 shares of Preferred Stock as Series A Junior Participating Preferred Stock (for purposes of the Shareholder Rights Plan) and 4,000,000 shares of Preferred Stock as Series B Preferred Stock. As of August 31, 2006, there were 1,735,880 shares of the Series B Preferred Stock issued and outstanding and no shares of the Series A Junior Participating Preferred Stock issued and outstanding. See "Series B Preferred Stock" below for a summary description of the rights and preferences of the Series B Preferred Stock.

         Under applicable Delaware law, unless otherwise provided in the certificate of designation related to the Series B Preferred Stock, the number of shares of stock of any such series to which the certificate of designation applies may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding) by a certificate likewise executed, acknowledged and filed setting forth a statement that a specified increase or decrease therein has been authorized and directed by a resolution or resolution likewise adopted by the board of directors, without approval of holders of the Series B Preferred Stock. In the event we elect to decrease the number of shares designated of Series B Preferred Stock, to the extent such shares are not issued or are redeemed, such shares would be designated as authorized and unissued (blank check) Preferred Stock and would become available for designation and issuance by us in the future.

SERIES B PREFERRED STOCK

     The following summary of the terms and provisions of the Series B Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Certificate of Incorporation, including the Certificate of Designation creating the Series B Preferred Stock, sometimes hereinafter referred to as the Certificate of Designation, each of which is available from us free of charge. There are 4,000,000 shares of Series B Preferred Stock authorized for issuance and, as of August 31, 2006 there were 1,735,880 shares of Series B Preferred Stock issued and outstanding.

         MATURITY. The Series B Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption, except for mandatory redemption in the event of a Liquidity Event. See "Mandatory Redemption upon a Liquidity Event" below.

         RANKING. The Series B Preferred Stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank (i) senior to all classes or series of our Common Stock, and to all equity securities ranking junior to the Series B Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up; and
(ii) junior to all outstanding indebtedness, including the 10% Notes, and any other indebtedness or liabilities of ours or our future subsidiaries and any other shares of our stock that may be issued in the future ranking senior to the Series B Preferred Stock.

         We are authorized, without stockholder approval, to issue any series of Preferred Stock ranking senior and having preferences senior to the Series B Preferred Stock as to liquidation rights or dividends or otherwise. We may also increase the designated amount of Series B Preferred Stock or issue other shares of Preferred Stock on a parity with, or junior to, the shares of Series B Preferred Stock.

         DIVIDENDS. Annual dividends shall be paid, at the Company's option, either in cash or in additional shares of Series B Preferred Stock. Dividend payments on the Series B Preferred Stock will be at the annual rate of $1.00 per share (equivalent to 10% of the original liquidation preference per share), and if paid in the form of additional shares of Series B Preferred Stock, then shall be based on the original liquidation preference of ten dollars ($10) per share and shall be payable only in whole shares so that the annual dividend for each ten (10) shares of Series B Preferred Stock outstanding shall be one (1) additional share. We will not issue fractional shares of Series B Preferred Stock. If we would otherwise be required to pay a fraction of a share, we will either: (i) deliver a check in an amount equal to the applicable fraction, (ii) issue script representing a right to combine script into whole shares that expires at a time determined by our Board of Directors, or (iii) arrange for sales to third parties of a number of whole shares approximately equal to the combined amount of fractional shares and divide the proceeds ratably among those otherwise entitled to fractional shares. Additional shares issued as dividends shall bear like dividends from their deemed dates of issuance--the day immediately following the end of the dividend period for which the shares were paid as a dividend. Dividends will be payable to holders of record as they appear in our stock records at the close of business on each June 30. The first dividend payment shall be for the period ending June 30, 2007. The payment date will be July 31 or, if not a business day, the next business day. Moreover, before June 30, 2008, all dividends paid in additional shares will be uncertificated, only existing as a record entry in our Series B Preferred Stock ledger. Thereafter, upon request, each holder of Series B Preferred Stock may request a physical certificate for the additional shares at any time.

         Dividends on the Series B Preferred Stock will be cumulative from the deemed date of original issue. All shares issued on or prior to June 30, 2007 shall be deemed issued on July 1, 2006.

         As a Delaware corporation, we may not declare and pay cash or property dividends on capital stock if the amount paid exceeds an amount equal to any surplus (which represents the excess of any net assets over paid-in-capital) or, if there is no surplus as in our case, any net profits for the current and/or immediately preceding fiscal year. Also cash dividends cannot be paid from our net profits unless the paid-in-capital represented by the issued and outstanding stock having a preference upon the distribution of our assets at the market value is intact. Under applicable Delaware case law, cash dividends may not be paid on our Series B Preferred Stock or Common Stock if we become insolvent or the payment of the dividend will render us insolvent. In addition, to the extent we pay cash dividends on the Series B Preferred Stock and we are deemed to be insolvent or inadequately capitalized, a bankruptcy court could direct the return of any dividends. Also, no dividends will be declared or paid on our Series B Preferred Stock or our Common Stock unless the capital of the Company, computed in accordance with Delaware law thereafter would exceed the aggregate amount of the capital represented by the issued and outstanding Series B Preferred Stock, which would equal their aggregate par value, $0.001 per share multiplied by the number of outstanding shares.

         As a corporation with material contacts with California, we are also subject to the restrictions on distributions and redemptions of California law. Under California law, cash and property cannot be distributed on shares except from retained earnings or according to a formula that requires current assets remaining after the distribution to be at least 125% of current liabilities.

         Currently we do not, and in the future we may not, have sufficient funds to pay dividends in cash on the Series B Preferred Stock. No cash dividends on shares of Series B Preferred Stock will be paid or set apart for payment by us so long as the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted by agreement or law, would be unlawful, or would cause us to become insolvent as contemplated by the Delaware law. We may not have sufficient funds to pay dividends in cash on the Series B Preferred Stock.

         Holders of the shares of Series B Preferred Stock will not be entitled to any dividend distributions in excess of the full distributions described above.

         LIQUIDATION PREFERENCE. Upon our voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of shares of Series B Preferred Stock are entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference equal to the original liquidation amount per share (subject to adjustment upon the occurrence of a stock split, combination, reclassification or other similar event of the Series B Preferred Stock) plus an amount per share equal to all dividends accumulated through the most recent record date but unpaid as of the liquidation date, without interest, referred to as the liquidation preference for that purpose, before any distribution of assets is made to the holders of shares of our Common Stock or any other class or series of capital stock of ours that ranks junior to the Series B Preferred Stock as to liquidation rights. After payment of the full amount of the liquidation preference, the holders of Series B Preferred Stock will have no right or claim to any of our remaining assets. If upon our liquidation, dissolution or winding up, our assets available for distribution to our stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount of the liquidation preference, then such holders shall share ratably in any distribution of assets in proportion to the respective amounts which would be payable on the shares held by them if all amounts payable with respect to such shares were paid in full. Holders of Series B Preferred Stock will be entitled to written notice of any event triggering the right to receive such liquidation preference.

         MANDATORY REDEMPTION AT HOLDER'S OPTION UPON A LIQUIDITY EVENT. Upon a Liquidity Event, we are required to offer to redeem all shares of the Series B Preferred Stock at a redemption price equal to the liquidation preference determined as of the redemption date.

         "Liquidity Event" means the occurrence of any of the following:

                  (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or transfer of the Corporation's Common Stock or other stock with rights to vote for directors ("Voting Stock")), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its Subsidiaries, taken as a whole, to any "person" (as that terms is used in Section 13(d)(3) of the Exchange Act) other than the Corporation or a wholly-owned Subsidiary of the Corporation;

                  (ii) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the holders of the shares of this Series, becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the Voting Stock of the Corporation, measured by voting power rather than number of shares;

                  (iii) during any period of twelve (12) consecutive months after the Initial Issue Date, the individuals who at the beginning of any such 12-month period constituted the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that
(i) any individual becoming a director whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of the stockholders having the specific right to designate such director and (ii) any director whose election to the Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by majority vote of the Board of Directors, shall, in each such case, be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act")) and further excluding any person who is an affiliate or associate (as those terms are defined in the General Rules and Regulations under the Exchange Act) of any Person having or proposing to acquire beneficial ownership of fifty percent (50%) or more of the Voting Stock of the Corporation; or

                  (iv) the approval by the stockholders of the Corporation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners (as defined in the Exchange Act) of the Voting Stock immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than fifty percent (50%) of the Voting Stock resulting from such reorganization, merger or consolidation; provided that the occurrence of any event identified in subparagraphs (i) through (iv) above that would otherwise be treated as a Liquidity Event shall not constitute a Liquidity Event hereunder if (i) the Board of Directors, by vote duly taken, and (ii) the holders of a majority of the outstanding shares of this Series, by written consent, shall so determine.

         REDEMPTION AT COMPANY'S OPTION AFTER 6/30/2008. The Series B Preferred Stock is not redeemable by us at our option prior to June 30, 2008. On or after that date, we, at our option, upon not less than 30 days' prior written notice, may redeem shares of the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash, at a redemption price equal to the liquidation preference determined as of the redemption date.
         VOTING RIGHTS. Holders of the shares of Series B Preferred Stock do not have any voting rights, except as required by law.

         CONVERSION. Holders of the shares of Series B Preferred Stock do not have any conversion rights.

         TRANSFER AGENT. Corporate Stock Transfer, Inc. of Denver, Colorado acts as the transfer agent in respect of the shares of the Series B Preferred Stock.

         DIVIDEND PAYING AGENT. The Company currently acts as dividend paying agent for the Series B Preferred Stock.

         DIVIDEND WITHHOLDING RELATED TO THE SERIES B PREFERRED STOCK. With respect to those holders who do not provide us a with a fully executed Form W-8 BEN or Form W-9, we will withhold 28% of any dividends paid (or such higher rate as necessary to comply with the Internal Revenue Code). Unless otherwise required by law, we do not intend to withhold against dividends.

SHAREHOLDER RIGHTS PLAN

         The following summary of the terms and provisions of the Shareholder Rights Plan (as defined below) does not purport to be complete and is qualified entirely by reference to the Shareholder Rights Agreement between the Company and Corporate Stock Transfer, Inc. dated July 1, 2002, including the exhibits thereto, a copy of which is available from the Company free of charge.

         On June 21, 2002 the Board of Directors of the Company adopted a Shareholder Rights Plan (the "Shareholder Rights Plan"), pursuant to which preferred stock rights ("Rights") were distributed in the form of a dividend to stockholders of record on July 4, 2002. Under the Shareholder Rights Plan, one Right was granted for each share of Common Stock held and one Right will also be attached to each share of Common Stock issued by the Company subsequent to July 4, 2002. The Rights are not currently exercisable and trade together with the shares of Common Stock to which they are attached. The Rights become exercisable and transferable if a person or group acquires 20% or more of the Company's Common Stock (subject to certain limitations) or announces a tender offer or exchange offer that would result in its ownership of 20% or more of the Common Stock. Existing holders, if any, of 15% or more of the Common Stock are excluded unless they later acquire or offer to acquire more than 30%. Once exercisable, each Right entitles its holder to purchase from the Company 1/10,000th of a one share of the Series A Preferred Stock at a price of $5.00 per 1/10,000th of one share, subject to adjustments and further modifications approved by the Board of Directors. Subject to the Board of Director's ability to terminate the Shareholder Rights Plan or to redeem the Rights, the Rights will separate from the Common Stock and become exercisable and transferable as of the earlier of
(i) 20 days following a public announcement that a person or a group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of securities representing 20% or more of the Common Stock, or (ii) 20 days following the commencement of a tender or exchange offer that would result in a person or group of related persons becoming an Acquiring Person. Such date is referred to in the Shareholder Rights Plan as the "Distribution Date." Upon the occurrence of certain other events related to changes in the ownership of the Common Stock, each holder of a Right would be entitled to purchase shares of the Company's Common Stock, or an acquiring corporation's common stock, having a market value equal to two times the exercise price of the Right for a price equal to only the exercise price of the Right. The Rights expire on the earlier of (a) July 3, 2012, (b) the consummation of a merger transaction with a person or group who acquires Common Stock pursuant to a transaction approved by a majority of the disinterested members of the Company's Board of Directors, or
(c) the redemption of the Rights in the discretion of a specified percentage of the Board of Directors. Subject to certain conditions, the Rights may be redeemed by the Company's Board of Directors at any time at a price of $0.00001 per right. The Shareholder Rights Plan may be amended or terminated at the discretion of the members of the Company's Board of Directors then in office.

         The Shareholder Rights Plan was adopted by the Company to protect the stockholders in the event of an unfair or coercive offer to acquire, or the acquisition of, 20% or more of the Common Stock of the Company. The Shareholder Rights Plan has not been adopted in order to prevent every unsolicited takeover attempt, nor was it in response to any specific attempt known to the Board of Directors to acquire control of the Company, obtain representation on the Board of Directors or take any other significant action that affects the Company. The Rights would not interfere with any tender offer or business combination approved by the Board of Directors. The Rights Plan would encourage persons seeking control of the Company to initiate such an acquisition or offer to acquire through arm's-length negotiations with the Company's Board of Directors. If exercised, the Rights could in some circumstances cause a substantial dilution to an Acquiring Person's or group's ownership interest in the Common Stock if it attempts to acquire the Company on terms not approved by the Company's Board of Directors.

                                   MANAGEMENT

     The following table sets forth the names, ages and positions of the executive officers the Company as of July 10, 2006, and following the table, are the backgrounds of each of the executive officers. Information for Cody C. Ashwell and each of the Company's other current Directors is provided under the heading "Proposal One Election of Directors."

 NAME                              AGE            POSITION WITH THE COMPANY
 -------                          -------   ------------------------------------
 Cody C. Ashwell                  35        Chairman and Chief Executive Officer
 Gary Lillian                     50        President
 Richard A. Gartrell              57        Chief Financial Officer
 William E. Marshall              35        General Counsel, Senior Executive
                                              Vice President of Operations,
                                              Secretary

     Gary Lillian, President, has been employed by the Company since 2001. Mr. Lillian is responsible for the company's commercial strategy and the development of key industry alliances. Before Javo, he held executive-level sales and marketing positions at PepsiCo, Ford Motor Company, Pennzoil-Quaker State and The Clorox Company. In those positions he directed multimillion-dollar marketing and turnaround efforts with highly profitable results. He also founded start-up companies, including a beverage company and a packaged food company, later sold to Nestle. Lillian earned a bachelor's and a master's degree in business administration from Northwestern University.

     Richard A. Gartrell has served as Javo's Chief Financial Officer since the fall of 2001 and acted as a consultant to the Company for 2 years prior to that. A certified public accountant with more than 28 years of accounting experience, Mr. Gartrell has acted successfully in the position of chief financial officer at several mid-cap companies; most recently, AMX Resorts, Inc. Mr. Gartrell is qualified as an expert witness in forensic accounting and holds a Bachelor of Science degree in accounting from Colorado State University.

     William E. Marshall is Javo Beverage Company's' Executive Vice President of Operations and General Counsel and, since March, 2002, the Company's corporate secretary. Prior to becoming general counsel in January of 2002, Mr. Marshall served as the Company's Chief Administrative Officer. Mr. Marshall became an Executive Vice President on September 3, 2002. A member of the California State Bar, Marshall earned his juris doctor from the University of California at Los Angeles. He completed his undergraduate studies at the University of California at Santa Barbara.


                       INFORMATION REGARDING THE BOARD OF
                          DIRECTORS AND ITS COMMITTEES

     The business of the Company is managed under the direction of the Board of Directors. During 2005, the Board of Directors was comprised of nine members, consisting of Messrs. Cody C. Ashwell, William C. Baker, Ronald S. Beard, Jerry
W. Carlton, Terry C. Hackett, James R. Knapp, Thomas J. Reilly, Stanley A. Solomon and Richard B. Specter. The Board meets during the Company's fiscal year to review significant developments affecting the Company and to act on matters requiring Board approval. The Board held four meetings during the fiscal year ended December 31, 2005. No member of our Board of Directors attended fewer than 75% of the meetings.

      We do not have a standing audit, nominating or compensation committee. As a small company, we believe that all of our directors acting together, as opposed to a subset of them acting by means of a committee, is the most efficient and effective framework for us to perform the functions otherwise associated with audit, nominating and compensation committees.

NOMINATING COMMITTEE FUNCTIONS

     Since we do not have a nominating committee, all of the members of the Board of Directors participate in the consideration of director nominees. The Board of Directors has determined that all of the members of the Board of Directors, with the exception of Cody C. Ashwell, are independent under the independence standards of the Nasdaq Stock Market. We do not currently have a written nominating committee charter or similar document.

PROCESS FOR IDENTIFYING AND EVALUATING NOMINEES FOR THE BOARD OF DIRECTORS

      Our Board of Directors may employ a variety of methods for identifying and evaluating director nominees. If vacancies are anticipated or arise, our Board of Directors considers various potential candidates that may come to our attention through current board members, professional search firms, stockholders or other persons. These candidates may be evaluated by our Board of Directors at any time during the year.

     Our Board of Directors considers candidates recommended by stockholders when the nominations are properly submitted as described in "Consideration of Stockholder Recommendations" below. Following verification of the stockholder status of persons proposing candidates, our Board of Directors will make an initial analysis of the qualifications of any candidate recommended by stockholders or others pursuant to the criteria summarized herein to determine whether the candidate is qualified for service on the board, before deciding to undertake a complete evaluation of the candidate. If our Board of Directors determines that additional consideration is warranted, it may use a third-party search firm to gather additional information about the prospective nominee's background and experience. Other than the verification of compliance with procedures and stockholder status, and the initial analysis performed before undertaking a complete evaluation, our Board of Directors will treat a potential candidate nominated by a stockholder like any other potential candidate.

     In evaluating a director candidate, our Board of Directors will review his or her qualifications including capability, availability to serve, conflicts of interest, general understanding of business, understanding of the Company's business and technology, educational and professional background, personal accomplishment and other relevant factors. Our Board of Directors has not established any specific qualification standards for director nominees, although from time to time the Board of Directors may identify certain skills or attributes as being particularly desirable to help meet specific needs that have arisen. Our Board of Directors may also interview prospective nominees in person or by telephone. After completing this evaluation, the Board of Directors will determine the nominees.


CONSIDERATION OF STOCKHOLDER RECOMMENDATIONS

     Our Board of Directors considers director candidates recommended by stockholders. Candidates recommended by stockholders are evaluated on the same basis as are candidates recommended by our Board of Directors. Any stockholder wishing to recommend a candidate for nomination by the Board of Directors should provide the following information in a letter addressed to the Board in care of our Secretary: (i) the name and address of the stockholder recommending the person to be nominated; (ii) a representation that the stockholder is a holder beneficially or of record of our stock, including the number of shares held and the period of holding; (iii) a description of all arrangements or understandings between the stockholder and the recommended nominee; (iv) information as to any plans or proposals of the type required to be disclosed in Schedule 13D and any proposals that the nominee proposes to bring to the Board of Directors if elected; (v) any other information regarding the recommended nominee that would be required to be included in a proxy statement filed pursuant to Regulation 14A pursuant to the Securities Exchange Act of 1934 and (vi) the consent of the recommended nominee to serve as a director if elected. Additional information may be requested to assist our Board of Directors in determining the eligibility of a proposed candidate to serve as a director. In addition, the notice must meet any other requirements contained in our bylaws.

AUDIT COMMITTEE FUNCTIONS

     Because we do not have an audit committee, the entire Board of Directors acts as the audit committee. The Board of Directors has determined that none of its members qualify as an audit committee financial expert as defined in Item 401(e) of Regulation S-B of the Securities and Exchange Act of 1934. We have not been able to identify a suitable candidate for our Board of Directors who would qualify as an audit committee financial expert. We do not currently have a written audit committee charter or similar document.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of the shares of the Company's Common Stock owned as of August 15, 2006 by all persons known to the Company who own more than 5% of the outstanding number of such shares, by all directors of the Company, and by all officers and directors of the Company as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                     Number of Shares
  Name and Address                   Beneficially           Percent
  of Beneficial Owner(1)(2)          Owned(1)               of Class
  ---------------------------        --------------------  -----------
  Cody C. Ashwell                      9,187,027              6.14%

  Curci Investments, LLC               8,800,000(3)            5.9%

  William C. Baker                     7,320,000               4.9%

  Thomas J. Rielly                     5,400,000(4)            3.6%

  James R. Knapp                       2,250,000(5)            1.5%

  William E. Marshall                  1,500,300               1.0%

  Terry C. Hackett                     1,350,000                 *%

  Jerry W. Carlton                     1,200,000                 *%

  Richard A. Gartrell                  1,015,196                 *%

  Stanley A. Solomon                     750,000                 *%

  Gary Lillian                           750,000                 *%

  Richard B. Specter                     737,215(6)              *%

  Ronald S. Beard                        300,000                 *%

  All Directors and Officers
    as a group (13 persons)           31,759,738             21.24%

*Less than 1%.
---------------------

     (1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock that such person has the right to acquire within 60 days of August 15, 2006. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within such a date is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except community property laws, the Company believes, based on information supplied by such persons, that the persons named in this table have sole voting and investment power with respect to all shares of common stock which they beneficially own.

     (2) Unless otherwise noted, the address for each listed person is: 1311 Specialty Drive, Vista, California 92081.

     (3) The controlling member of Curci Investments, LLC is John L. Curci.

     (4) Includes 3,000,000 shares indirectly held by Thomas J. Rielly through T R Co., of which Thomas J. Rielly is the president and controlling stockholder and 2,250,000 shares indirectly held by Thomas J. Rielly through the T&J Rielly Revocable Trust.

     (5) Includes 2,100,000 shares indirectly held by James R. Knapp through Knapp Co. of which James R. Knapp is the controlling partner.

     (6) Excludes 152,000 shares held in the sole name of Richard B. Specter's spouse's retirement account.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act of 1934, as amended (the "EXCHANGE ACT"), requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports.

      To the Company's knowledge, based solely on its review of the copies of
Section 16(a) forms and other specified written representations furnished to the Company during the most recent fiscal year, none of the Company's officers, directors or greater than ten-percent beneficial owners known to the Company failed to file in a timely manner Section 16(a) reports during or with respect to fiscal year 2005, with the exception of Stanley A. Solomon who filed one late Form 4.


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth information with respect to the compensation paid by the Company to its chairman and to each other executive officer of the Company who received at least $100,000 in salary and bonus during the 2005 fiscal year.

         ANNUAL COMPENSATION                                                             LONG TERM COMPENSATION
                                                                 Other        Restricted   Securities
                                                                 Annual         Stock      Underlying    LTIP       All Other
Name and                         Fiscal  Salary       Bonus    Compensation    Award(s)      Options    Payouts    Compensation
Principal Position                Year    ($)          ($)         ($)           ($)           (#)        ($)           ($)
------------------               ------  ------       -----    -------------  -----------  -----------  --------   -------------

Cody C. Ashwell                   2005   180,000        -           -             -             -          -             -
Chairman and Chief                2004   180,000        -           -             -             -          -             -
Executive Officer                 2003   180,000        -           -             -             -          -             -

Gary Lillian                      2005   180,000        -           -             -             -          -             -
President                         2004   180,000        -           -             -             -          -             -
                                  2003   180,000        -           -             -             -          -             -

Richard A. Gatrell                2005   180,000        -           -             -             -          -             -
Chief Financial Officer           2004   180,000        -           -             -             -          -             -
                                  2003   180,000        -           -             -             -          -             -

William E. Marshall               2005   147,500        -           -             -             -          -             -
General Counsel, Sr. Exec.        2004   144,000        -           -             -             -          -             -
Vice President and Secretary      2003   144,000        -           -             -             -          -             -

Stephen Corey                     2005   144,000        -           -             -             -          -             -
Senior Vice President             2004   144,000        -           -             -             -          -             -
Research & Development            2003   144,000        -           -             -             -          -             -

                              DIRECTOR COMPENSATION

     Directors received no compensation for their services as directors during the 2005 fiscal year.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In 2005 the Company entered into a rental agreement with Javo Dispenser, LLC, a Delaware limited liability company, which is owned in part by Company Directors William C. Baker, Thomas Rielly, and James R. Knapp, and certain stockholders of the Company. The agreement provides that Javo Dispenser, LLC will buy, as needed, up to $2,000,000 in dispensers that it will rent solely to the Company for placement in the Company's customer locations. The Company will make rental payments to Javo Dispenser, LLC at a monthly rate of $0.02915 per each one dollar ($1.00) of cost to Javo Dispenser, LLC for the purchase, delivery and installation of the dispensers. The term of the agreement extends to 2010. At the end of the agreement the Company has the right to acquire the dispensers for $1. As of December 31, 2005, Javo Dispenser, LLC had purchased 307 dispensers worth $725,100. The Company accrued an expense of $73,291 for dispenser rent in 2005.

                         INDEPENDENT PUBLIC ACCOUNTANTS

AUDIT FEES

     The aggregate fees billed to us by the independent auditors, Hurley & Company, for professional services rendered in connection with our Quarterly Reports on Form 10-QSB and for the audits of our financial statements included in our Annual Report on Form 10-KSB for the years ended December 31, 2005 and 2004 were $37,500 and $34,500, respectively.

AUDIT RELATED FEES

     None

TAX FEES

     There were no tax fees billed by our independent auditors during 2005 and 2004.

ALL OTHER FEES

     There were no other fees billed by our independent auditors during the last two fiscal years for products and or services.

PRE-APPROVAL POLICIES AND PROCEDURES

     Before our independent registered public accountant is engaged by the Company to render audit or non-audit services, the engagement and fees are pre-approved by the Company's board of directors acting as the Company's audit committee.

ATTENDANCE AT ANNUAL MEETING

     Representatives of Hurley & Company are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                                 CODE OF ETHICS

     We have not adopted a formal written code of ethics. We believe that our directors, officers, and employees follow good business ethics. In the future we may formally adopt a written code of ethics.

                              STOCKHOLDER PROPOSALS

     Stockholder proposals may be submitted for inclusion in the Company's proxy statement for next year's annual meeting provided that the written proposal is received by the Company no later than December 31, 2006. These proposals also will need to comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Similarly, in order for a stockholder proposal to be raised from the floor during next year's annual meeting, written notice must be received by the Company no later than December 31, 2006.

                         PERSONS MAKING THE SOLICITATION

     The enclosed proxy is solicited on behalf of the Board of Directors of the Company. The cost of soliciting proxies in the accompanying form will be paid by the Company. Officers of the Company may solicit proxies by mail, telephone or electronic means. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of the Common Stock.

                        CONTACTING THE BOARD OF DIRECTORS

     Stockholders of the Company may send communications to the Board of Directors via U.S. Mail at the following address: Javo Beverage Company, Inc.,
Attention: Board of Directors, 1311 Specialty Drive, Vista, California 92081.

                                  OTHER MATTERS

     The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders be brought before the meeting, the proxies in the enclosed form confer upon each person entitled to vote the shares pursuant to such proxies discretionary authority to vote the same in accordance with their best judgment in the interests of the Company.

                              FINANCIAL STATEMENTS

     Our annual report to stockholders is being mailed to you with this proxy statement and has been incorporated herein by reference. The annual report to stockholders includes audited balance sheets as of December 31, 2005 and 2004, and audited statements of operations and cash flows for each of the years then ended. We have filed our annual report on Form 10-KSB for the year ended December 31, 2005 with the Securities and Exchange Commission. It is available free of charge at the Securities and Exchange Commission's website at http://www.sec.gov.


     THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON AND BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB. REQUESTS SHOULD BE DIRECTED TO THE ATTENTION OF WILLIAM MARSHALL, JAVO BEVERAGE COMPANY, INC., 1311 SPECIALTY DRIVE, VISTA, CALIFORNIA 92081.



                                             By Order of the Board of Directors,


                                             /s/ CODY C. ASHWELL
                                             -----------------------------------
                                             Cody C. Ashwell,
                                             Chairman


September 18, 2006

[FRONT OF PROXY CARD]

                           JAVO BEVERAGE COMPANY, INC.
       BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS AT
                       6:00 P.M., MONDAY, OCTOBER 23, 2006

     THE UNDERSIGNED STOCKHOLDER OF JAVO BEVERAGE COMPANY, INC. (THE "COMPANY") HEREBY APPOINTS CODY C. ASHWELL AND RICHARD A. GARTRELL, OR EITHER OF THEM, AS PROXIES, EACH WITH FULL POWERS OF SUBSTITUTION, TO VOTE THE SHARES OF THE UNDERSIGNED AT THE ABOVE-STATED ANNUAL MEETING AND AT ANY ADJOURNMENT(S)
THEREOF:

1.        TO APPROVE THE RE-ELECTION OF THE FOLLOWING NOMINEES FOR
          DIRECTOR

          CODY C. ASHWELL                   |_|  FOR           |_|  AGAINST
          WILLIAM C. BAKER                  |_|  FOR           |_|  AGAINST
          RONALD S. BEARD                   |_|  FOR           |_|  AGAINST
          JERRY W. CARLTON                  |_|  FOR           |_|  AGAINST
          TERRY C. HACKETT                  |_|  FOR           |_|  AGAINST
          JAMES R. KNAPP                    |_|  FOR           |_|  AGAINST
          THOMAS J. RIELLY                  |_|  FOR           |_|  AGAINST
          STANLEY A. SOLOMON                |_|  FOR           |_|  AGAINST
          RICHARD B. SPECTER                |_|  FOR           |_|  AGAINST

2. TO APPROVE THE ADOPTION OF THE PROPOSED AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 150,000,000 TO 300,000,000:

          |_|  FOR                 |_|  AGAINST                  |_|  ABSTAIN

          THE PROXIES SHALL BE AUTHORIZED TO ACT IN THEIR DISCRETION ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

          THIS PROXY HEREBY REVOKES ANY PROXY OR PROXIES HERETOFORE GIVEN BY THE
          UNDERSIGNED:


                        (PLEASE SIGN ON THE REVERSE SIDE)

                              [BACK OF PROXY CARD]

                          (CONTINUED FROM REVERSE SIDE)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF NO CHOICE IS INDICATED THIS PROXY WILL BE VOTED "FOR" RE-ELECTION OF EACH OF THE NOMINEES SET FORTH IN PROPOSAL 1 AND "FOR" PROPOSAL 2. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

RECEIPT HEREWITH OF THE COMPANY'S NOTICE OF MEETING AND PROXY STATEMENT, DATED SEPTEMBER 22, 2006 IS HEREBY ACKNOWLEDGED.

DATED: ________________, 2006

     ______________________________________________________
                  (SIGNATURE OF STOCKHOLDER)

     ______________________________________________________
                  (SIGNATURE IF HELD JOINTLY)


IMPORTANT: PLEASE DATE THIS PROXY AND SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR(S) ON YOUR STOCK CERTIFICATE. ALL JOINT OWNERS WHOSE NAMES APPEAR SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS, ATTORNEYS AND OTHERS HOLDING STOCK IN A REPRESENTATIVE OR FIDUCIARY CAPACITY, SHOULD SIGN AND ALSO GIVE THEIR TITLE. IF A CORPORATION, PLEASE SIGN IN CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

                        PLEASE SIGN, DATE AND MAIL TODAY.